Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Forms S-3 (No. 333- 221735, No. 333-235548 and No. 333-239010), S-4 (No. 333-239011) and S-8 (No. 333-205462 and No. 333-236598) of Aytu BioScience, Inc. of our report dated March 13, 2020, relating to the consolidated financial statements of Neos Therapeutics, Inc. and Subsidiaries as of December 31, 2019 and 2018 and for each of the three years in the period ended December 31, 2019, appearing in this Current Report on Form 8-K.

/s/ RSM US LLP

Dallas, Texas
December 10, 2020